EXHIBIT 99.1

Altavista, VA (April 28, 2008) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $493,000 for the first quarter of 2008, compared to net income after taxes of $568,000 for the same period of 2007. Net income after taxes was $0.33 per basic share ($0.33 per diluted share) for the first quarter of 2008 as compared to $0.39 per basic share ($0.38 per diluted share) for the same period of 2007. Net income after taxes for the first quarter of 2008 was 13.20% lower than for the first quarter of 2007.

Profitability as measured by the Company’s return on average assets (ROA) was 0.71% for the three months ended March 31, 2008, down from 0.88% for the same period of 2007. Another key indicator of performance, return on average equity (ROE), was 7.30% for the three months ended March 31, 2008, down from 9.18% for the three months ended March 31, 2007.

Interest income increased 4.79% in the first quarter of 2008 compared to the first quarter of 2007 as net loan volume increased by $28,725,000 since March 31, 2007. Interest and fees on loans was $4,265,000 for the three-month period ended March 31, 2008, up from $3,947,000 for the same period in 2007. Yield on loans and securities decreased by 30 basis points for the three-month period ended March 31, 2008 as compared to the same period in 2007.

Interest expense increased 7.82% in the first quarter of 2008 compared to the first quarter of 2007 as deposits increased by $14,113,000 since March 31, 2007. Yield on deposits decreased by 5 basis points for the three-month period ended March 31, 2008 as compared to the same period in 2007.

Net interest income was $2,470,000 for the three months ended March 31, 2008 compared to $2,413,000 for the same period in 2007. Net interest margin was 3.75% for the three-month period ended March 31, 2008 compared to 4.00% for the three-month period ended March 31, 2007.

“The Company experienced a falling interest margin in the first quarter of 2008 as our rate sensitive assets repriced faster than our liabilities in response to recent interest rate cuts,” stated Bryan Lemley, Chief Financial Officer for both Pinnacle Bankshares and First National Bank.

Noninterest income increased $70,000 or 11.53% for the three-month period ended March 31, 2008 compared to the same period of

2007. The increase from 2007 was due mainly to a $43,000 or 48.86% increase in commissions and fees mainly attributable to commissions on investment sales.

Noninterest expense increased $171,000 or 8.08% for the three-month period ended March 31, 2008 compared to the same period of 2007. The increase in noninterest expense is attributed primarily to the effect of the overall growth of the Company.

Total assets at March 31, 2008 were $284,386,000, up 1.60% from $279,913,000 at December 31, 2007. The principal components of the Company’s assets at the end of the period were $246,179,000 in net loans and $18,722,000 in securities. During the three-month period ended March 31, 2008, net loans increased 5.77% or $13,427,000 from $232,752,000 at December 31, 2007. Also during the first quarter of 2008, securities decreased 4.65% or $913,000 from December 31, 2007.

Total liabilities at March 31, 2008 were $257,181,000, up 1.61% from $253,097,000 at December 31, 2007, as savings and NOW accounts increased $1,624,000 or 2.17%, time deposits increased $2,822,000 or 1.88% and demand deposits decreased $1,069,000 or 3.92%.

Total stockholders’ equity at March 31, 2008 was $27,205,000, including $21,957,000 in retained earnings. On December 31, 2007, total stockholders’ equity totaled $26,816,000.

Asset quality remains strong although nonperforming loans have increased in the past year. Nonperforming loans totaled $1,228,000 or 0.50% of total loans as of March 31, 2008 compared to $114,000 or 0.05% of total loans on March 31, 2007. The Company does not expect to incur any appreciable losses from these loans.

The allowance for loan losses was $1,805,000 as of March 31, 2008, representing approximately 0.73% of total loans outstanding. Management believes the allowance was adequate as of March 31, 2008 to provide for loan losses inherent in the Company’s loan portfolio.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County, Amherst County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Forest in Bedford County and one branch in the Town of

Amherst. The Company also operates a loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia. First National Bank opened a new permanent branch facility in March 2008 in Amherst, Virginia to replace the temporary branch facility opened in November 2006.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 3/31/2008	Year Ended 12/31/2007	3 Months Ended 3/31/2007
	(unaudited)	(audited)	(unaudited)
Net Interest Income	$2,470	$10,181	$2,413

Provision for Loan Losses	138	462	73

Noninterest Income	677	2,632	607

Noninterest Expense	2,287	8,524	2,116

Net Income	493	2,600	568

Balance Sheet Highlights	3/31/2008	12/31/2007	3/31/2007
	(unaudited)	(audited)	(unaudited)
Net Loans	$246,179	$232,752	$217,454

Total Investments	18,722	19,635	24,183

Total Assets	284,386	279,913	267,209

Total Deposits	255,243	251,866	241,130

Total Liabilities	257,181	253,097	242,219

Stockholders’ Equity	27,205	26,816	24,990

Asset Quality Highlights	3/31/2008	12/31/2007	3/31/2007
	(unaudited)	(audited)	(unaudited)
Nonperforming Loans to Total Loans	0.50%	0.27%	0.05%

Allowance for Loan Losses to Total Loans	0.73%	0.84%	0.84%

Allowance for Loan Losses to Nonperforming Loans	146.99%	271.29%	1,595.61%

Nonperforming Loans	$1,228	$634	$114

Other Real Estate Owned	0	0	0

Allowance for Loan Losses	1,805	1,720	1,819

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882, bryanlemley@1stnatbk.com

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